THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER OR SALE IS NOT PERMITTED.

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 2000
                                      REGISTRATION STATEMENT NO. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------
                              E COM VENTURES, INC.
             (Exact Name of Registrant as Specified in its Charter)

          FLORIDA                                               65-0977964
-------------------------------                           ----------------------
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                            Identification Number)


                                                                                            ILIA LEKACH
                                                                          CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                       E COM VENTURES, INC.                                              E COM VENTURES, INC.
                      11701 N.W. 101ST ROAD                                             11701 N.W. 101ST ROAD
                       MIAMI, FLORIDA 33178                                              MIAMI, FLORIDA 33178
                          (305) 889-1600                                                    (305) 889-1600
-----------------------------------------------------------------     ---------------------------------------------------------
       (Address, Including Zip Code, and Telephone Number,            (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)              Include Area Code, of Agent for Service)

                          Copies of Communications to:
                            KENNETH C. HOFFMAN, ESQ.
                             GREENBERG TRAURIG, P.A.
                        1221 BRICKELL AVENUE, SUITE 2200
                              MIAMI, FLORIDA 33131
                                 (305) 579-0500
                           (FACSIMILE) (305) 579-0717

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

                              --------------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               -------------------

                         CALCULATION OF REGISTRATION FEE


                                                                        PROSPOSED MAXIMUM       PROPOSED MAXIMUM         AMOUNT OF
                                                    AMOUNT TO BE       AGGREGATE OFFERING      AGGREGATE OFFERING      REGISTRATION
TITLE OF SHARES TO BE REGISTERED                     REGISTERED(1)       PRICE PER UNIT(2)            PRICE(2)              FEE(2)
--------------------------------                    ------------       ------------------      ------------------      ------------
Common Stock, $.01 par value per share........        8,641,120               $3.25                $28,083,640             $7,415

(1) Includes 200% of the number of shares of common stock that would have been received by the holders of all outstanding notes as follows were converted on the day before this date of filing: (i) 7,128,714 shares of common stock issuable upon the conversion of the Registrant's outstanding Series C Convertible Notes and Series D Convertible Notes and (ii) 1,512,406 shares of common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. Calculated pursuant to Rule 457(c) based on the average high and low sales price of the Common Stock as reported on the Nasdaq Stock Market on April 20, 2000.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                                4,544,321 SHARES

                              E COM VENTURES, INC.

                                  COMMON STOCK

         The selling shareholders are offering up to 4,544,321 shares of our common stock under this prospectus, 3,031,915 of which may be issued upon conversion of our Series C and Series D convertible notes. We will not receive proceeds from the sale of common stock under this prospectus. Some of the selling shareholders will acquire their shares of common stock upon conversion of our Series C convertible notes, dated March 9, 2000 and our Series D convertible notes, dated March 27, 2000. Parlux Fragrances obtained its shares of common stock in August 1999 pursuant to the terms of a Stock Purchase Agreement, dated August 13, 1999.

         Our common stock is listed for trading on the Nasdaq National Market under the symbol "ECMV." On April 19, 2000, the last reported sales price of our common stock on the Nasdaq National Market was $3.50 per share.



                               -------------------



         SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT THE FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                               -------------------



                    This prospectus is dated April __, 2000.

                               PROSPECTUS SUMMARY

         This summary highlights selected information and does not contain all of the information that is important to you. We urge you to read the entire prospectus carefully, including the financial statements and the notes thereto, before you decide whether to buy our common stock. You should pay special attention to the risks of investing in our common stock discussed under "Risk Factors."

                              E COM VENTURES, INC.

OUR BUSINESS

         We facilitate cross marketing and cross-promotional opportunities between our member companies, e-commerce investments and our wholly owned subsidiary, Perfumania, Inc. We support startups or existing B to B or B to C companies with development strategies and financial support necessary to introduce products and services into Internet businesses. Our Internet strategy includes the internal development and operation of majority-owned subsidiaries as well as taking strategic positions in other Internet related companies that have demonstrated synergies with our core business, Perfumania, Inc. Our strategy also envisions and promotes opportunities for synergistic business relationships among the Internet companies within our portfolio.

OUR FRAGRANCE AND RELATED PRODUCT OPERATIONS

         Through Perfumania we are a leading specialty retailer and wholesale distributor of a wide range of brand name and designer fragrances. As of April 21, 2000, we operated a chain of 269 retail stores specializing in the sale of fragrances at discounted prices up to 60% below the manufacturer's suggested retail prices. Our wholesale division distributes approximately 1,100 stock keeping units of fragrances and related products to approximately 41 customers, including national and regional chains and other wholesale distributors throughout North America and overseas. We manage and own our wholesale business and our retail business is managed and owned by Magnifique Parfumes and Cosmetics, Inc., Perfumania's wholly owned subsidiary.

                               RECENT DEVELOPMENTS

         We were incorporated in Florida and previously operated under the name Perfumania, Inc. In order to provide greater flexibility for expansion, broaden the alternatives available for future financing and generally provide for greater administrative and operational flexibility, on February 1, 2000, we reorganized into a holding company structure with E Com Ventures, Inc. ("ECOMV") as the holding company and Perfumania as a wholly owned subsidiary.

      On December 10, 1999, Perfumania entered into an Option Agreement with an investment firm granting the investment firm two options to acquire up to 2.5 million shares of common stock of perfumania.com, inc. On January 11, 2000, the investment firm exercised one of its options to purchase 2.0 million shares of perfumania.com for $6.00 per share. In connection with such exercise, and upon satisfaction of applicable SEC regulations, the investment firm obtained control of the board.

      In March 2000, we acquired more than 5% of the outstanding shares of common stock of The Sportsman's Guide, Inc., a marketer of value priced outdoor gear and general merchandising. Sportsman's Guide offers its products via various catalogues and the Internet. We also signed a letter of intent to acquire additional shares of common stock of Sportsman's Guide, representing approximately an additional 11% of its outstanding shares of common stock.

         In March 2000, we also signed a letter of intent to acquire a 30% interest in Cellpoint Corporation, an internet based distributor and retailer of wireless electronic equipment that sells its products both retail and wholesale, domestically and internationally. This transaction is subject to due diligence and to date has not been completed. Upon the completion of the transaction, we will own approximately 30% of Cellpoint's common stock.

         Additionally, in exchange for an interest bearing convertible notes, we invested $1 million in December 1999 and $1 million in March 2000 in TakeToAuction.com, Inc., an Internet, membership based community that lists and sells products at online auction sites.

                              CORPORATE INFORMATION

         We are a Florida corporation with our principal executive offices located at 11701 N.W. 101st Road, Miami, Florida 33128. Our telephone number is
(305) 889-1600.

                                  RISK FACTORS

         You should carefully consider the following risks before making an investment decision. If any of the following risks occurs, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

WE MAY HAVE PROBLEMS RAISING THE MONEY NEEDED IN THE FUTURE.

         Our growth strategy includes investment in and acquisition of Internet related businesses. We may need to obtain funding to achieve our growth strategy. Additional financing may not be available on acceptable terms if at all. In order to obtain additional financing, we may be required to issue securities with greater rights than those currently possessed by holders of our common stock. We may also be required to take other actions which may lessen the value of our common stock, including borrowing money on terms that are not favorable to us.

OUR SUCCESS DEPENDS SIGNIFICANTLY ON INCREASED USE OF THE INTERNET BY BUSINESSES AND INDIVIDUALS.

         Our success depends significantly on increased use of the Internet for advertising, marketing, providing services, and conducting business. Commercial use of the Internet is currently at an early stage of development and the future of the Internet is not clear. Our business strategy will suffer if commercial use of the Internet fails to grow in the future.

OUR STRATEGY OF EXPANDING OUR BUSINESS THROUGH ACQUISITIONS AND INVESTMENTS IN OTHER BUSINESSES AND TECHNOLOGIES PRESENTS SPECIAL RISKS.

         We intend to expand through the acquisition of and investment in other businesses. Acquisitions involve a number of special problems, including:

         o difficulty integrating acquired technologies, operations, and personnel with our existing business;
         o diversion of management's attention in connection with both negotiating the acquisitions and integrating the assets;
         o        the need to incur additional debt;
         o strain on managerial and operational resources as management tries to oversee larger operations; and
         o        exposure to unforeseen liabilities of acquired companies.

         We may not be able to successfully address these problems. Moreover, our future operating results will depend to a significant degree on our ability to successfully manage growth and integrate acquisitions. In addition, many of our investments will be in early-stage companies with limited operating histories and limited or no revenues. We may not be able to successfully develop these young companies.

IF THE UNITED STATES OR OTHER GOVERNMENTS REGULATE THE INTERNET MORE CLOSELY, OUR BUSINESS MAY BE HARMED.

         Because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as privacy, pricing, taxation and content. The enactment of any additional laws or regulations may impede the growth of the Internet and our Internet-related business and could place additional financial burdens on our business.

TO SUCCEED, WE MUST RESPOND TO THE RAPID CHANGES IN TECHNOLOGY AND DISTRIBUTION CHANNELS RELATED TO THE INTERNET.

         The markets for our Internet products and services are characterized by:

         o        rapidly changing technology;
         o        evolving industry standards;
         o        frequent new product and service introductions;

         o        shifting distribution channels; and
         o        changing customer demands.

         Our success will depend on our ability to adapt to this rapidly evolving marketplace. We may not be able to adequately adapt our products and services or to acquire new products and services that can compete successfully.

WE ARE SUBJECT TO INTENSE COMPETITION.

         The market for Internet products and services is highly competitive. Moreover, the market for Internet products and services lacks significant barriers to entry, enabling new businesses to enter this market relatively easily. Competition in the market for Internet products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with our products and services. In addition, many of our current and potential competitors have greater financial, technical, operational, and marketing resources. We may not be able to compete successfully against these competitors in developing our services. Competitive pressures may also force prices for Internet goods and services down and such price reductions may affect our potential future revenue.

FUTURE GROWTH MAY PLACE STRAINS ON OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES.

         If we grow as expected, a significant strain on our managerial, operational and financial resources may occur. Further, as the number of our users, advertisers and other business partners grows, we will be required to manage multiple relationships with various customers, strategic partners and other third parties. Future growth or increase in the number of our strategic relationships will strain our managerial, operational and financial resources, inhibiting our ability to achieve the rapid execution necessary to successfully implement our business plan. In addition, our future success will also depend on our ability to expand our sales and marketing organization and our support organization commensurate with the growth of our business and the Internet.

PERFUMANIA'S BUSINESS IS SUBJECT TO SEASONAL FLUCTUATIONS, WHICH COULD LEAD TO FLUCTUATIONS IN OUR STOCK PRICE.

         The operation of Perfumania has historically experienced higher sales in the third and fourth fiscal quarters than in the first and second fiscal quarters. People increase their purchases of fragrances as gift items during the Christmas holiday season which results in significantly higher fourth fiscal quarter retail sales. If our quarterly operating results are below the expectations of stock market analysts, our stock price would likely decline. Our quarterly results may also vary as a result of the timing of new store openings, net sales contributed by new stores and fluctuations in comparable sales of existing stores. Sales levels of new and existing stores are affected by a variety of factors, including the retail sales environment, the level of competition, the effect of marketing and promotional programs, acceptance of new product introductions, adverse weather conditions and general economic conditions.

PERFUMANIA MAY EXPERIENCE SHORTAGES OF THE SUPPLIES IT NEEDS BECAUSE IT DOES NOT HAVE LONG-TERM AGREEMENTS WITH SUPPLIERS.

         Perfumania's success depends to a large degree on our ability to provide an extensive assortment of brand name and designer fragrances. Perfumania has no long-term purchase contracts or other contractual assurance of continued supply, pricing or access to new products. While we believe that Perfumania has good relationships with its vendors, if Perfumania is unable to obtain merchandise from one or more key vendors on a timely basis, or if there is a material change in Perfumania's ability to obtain necessary merchandise, our results of operations could be seriously harmed.

PERFUMANIA MAY NOT BE ABLE TO OBTAIN THE FUNDS NEEDED UNDER ITS LINE OF CREDIT TO OPERATE ITS BUSINESS.

         As discussed above, Perfumania's sales and operating results fluctuate by season, like many specialty retailers. Perfumania's line of credit funds inventory purchases and supports new retail store openings. Any future limitation on its borrowing ability and access to financing could limit the opening of new stores and obtaining merchandise on satisfactory terms. Perfumania's current debt agreement expires May 31, 2000 and will automatically renew on a month to month basis thereafter, unless the lender makes demand for repayment or we terminate the agreement. While Perfumania has received formal loan approval for a three year $40 million line of credit with another lender which is expected to close prior to May 31, 2000, there can be no assurance that this closing will occur as currently expected.

PERFUMANIA'S PRESIDENT AND KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS, AND THESE KEY PERSONNEL MAY NOT REMAIN WITH PERFUMANIA IN THE FUTURE.

         Jerome Falic, Perfumania's President, is primarily responsible for its merchandise purchases. He has developed strong, reliable relationships with suppliers and customers of Perfumania's wholesale division in the United States, Europe, Asia and South America. The loss of his service or any of Perfumania's other current executive officers could seriously harm us.

PERFUMANIA RECEIVED AN ACCOUNTANTS' REPORT WHICH INDICATES THERE ARE DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         The report of our independent accountants in connection with Perfumania's audited consolidated financial statements as of January 31, 1998 and January 30, 1999 and for each of the three years in the period ended January 30, 1999, contains an explanatory paragraph indicating factors which create substantial doubt about Perfumania's ability to continue as a going concern. These factors included recurring net losses in fiscal 1998 and 1997 and Perfumania's default on our bank line of credit agreement as a result of our violation of some debt covenants. On July 14, 1999 Perfumania obtained a waiver of default from the bank through September 30, 1999 as of and for the year ending January 30, 1999.

PERFUMANIA NEEDS TO SUCCESSFULLY MANAGE ITS GROWTH IN ORDER FOR THE ADDITION OF OUR NEW STORES TO BE PROFITABLE.

         Even though Perfumania has grown significantly in the past several years, it may not be able to sustain the growth in the number of retail stores and revenues that it has achieved historically. Perfumania's growth is dependent, in large part, upon opening and operating new retail stores on a profitable basis, which in turn is subject to, among other things, securing suitable store sites on satisfactory terms, hiring, training and retaining qualified management and other personnel, having adequate capital resources and successfully integrating new stores into existing operations. It is possible that Perfumania's new stores will not achieve sales and profitability comparable to existing stores, and it is possible that the opening of new locations will adversely effect sales at existing locations.

PERFUMANIA COULD BE SUBJECT TO LITIGATION BECAUSE OF THE MERCHANDISING ASPECT OF ITS BUSINESS.

         Some of the merchandise Perfumania purchases from suppliers is manufactured by entities who are not the owners of the trademarks or copyrights for the merchandise. This practice is common in the fragrance and cosmetics business. The owner of a particular trademark or copyright may challenge Perfumania to demonstrate that the specific merchandise was produced and sold with the proper authority and if Perfumania is unable to demonstrate this, it could, among other things, be restricted from reselling the particular merchandise. This type of restriction could seriously harm Perfumania's business and results of operations.

A COMPLAINT HAS BEEN FILED AGAINST PERFUMANIA IN CONNECTION WITH THE BANKRUPTCY OF A FORMER CUSTOMER WHICH COULD RESULT IN SUBSTANTIAL DAMAGES.

         Perfumania has been characterized as an insider as defined by the United States Bankruptcy Code, in the liquidating plan of reorganization filed on April 6, 1998 by L. Luria & Son, Inc. in the United States Bankruptcy Court, Southern District of Florida because our Chairman of the Board and Chief Executive Officer was the principal of the entity that controlled Luria's. In October 1998, the committee of unsecured creditors in Luria's bankruptcy proceedings filed a complaint with the United States Bankruptcy Court, Southern District of Florida. The complaint alleges that Luria's made preference payments, as defined by the Bankruptcy Court, to Perfumania. The complaint seeks recovery of the preference payments, and disallows any and all of our claims against Luria's until Perfumania has made full payment of the preference payments. In July 1999, Perfumania agreed with the committee of unsecured creditors to settle all claims held by Luria's against us for the sum of $1.2 million, payable over the next nine months according to a repayment schedule. This settlement was approved by the Bankruptcy Court in November 1999. The full amount of the settlement was accrued for in Perfumania's financial statements for the year ended January 30, 1999.

PERFUMANIA WAS INVOLVED IN A LAWSUIT THAT ALLEGES THAT IT INFRINGED ON PATENT RIGHTS.

         In December 1993, the patent holder and exclusive licensee in the U.S. of Boucheron filed a complaint against Perfumania in the United States District Court for the Southern District of New York alleging that Perfumania infringed upon their exclusive right to sell the Boucheron bottle and is seeking $1.5 million in damages. Their theory is that they have a valid patent for the bottles and that Perfumania's sales of such bottles infringes upon their patent rights. Perfumania believes that a patentee cannot control by resort to an infringement suit the resale of a patented article which it has sold. In December 1999, both parties entered into a settlement agreement whereby Perfumania paid the plaintiff $50,000 and agreed not to sell any product bearing the name "Boucheron", unless such product is obtained directly from Boucheron USA or another distributor authorized to sell to retail stores.

                           FORWARD LOOKING STATEMENTS

         Some of the statements in this prospectus, including those that contain the words "anticipate," "believe," "plan," "estimate," "expect," "should," "intend" and other similar expressions, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of ECOMV or its industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Those factors include, among other things, those risks identified in "Risk Factors." You should carefully consider the risks described in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of any of the securities being offered by the selling shareholders under this prospectus.

         Expenses expected to be incurred by us in connection with this offering are estimated to be approximately $35,000.

                              SELLING SHAREHOLDERS

         The following table provides information regarding the beneficial ownership of the common stock by the selling shareholders as of the date of this prospectus and as adjusted to reflect the sale of all of their shares. The selling shareholders either (a) obtained their shares of common stock pursuant to the Stock Purchase Agreement, dated August 31, 1999, (b) obtained Series C Convertible Notes which are convertible into common stock pursuant to the terms of the Securities Purchase Agreement, dated March 9, 2000, or (c) Series D Convertible Notes which are convertible into common stock pursuant to the terms of the Securities Purchase Agreement, dated as of March 27, 2000. No selling shareholder has had any position, office or other material relationship with ECOMV within the past three years, other than as listed in the footnotes. The selling shareholders are participating in this offering pursuant to contractual registration rights granted to the selling shareholders in connection with the Stock Purchase Agreement and Securities Purchase Agreements. In connection with the Stock Purchase Agreement and the Securities Purchase Agreements, we have agreed to file and maintain the effectiveness of the registration statement of which this prospectus forms a part and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the registration statement and fees and disbursements of our counsel and independent public accountants.


                                                      $ of
                                                    Series C                $ of Series D
                                                  Convertible   Number of    Convertible
                                                     Notes       shares         Notes       Number of
                                                   purchased    assuming      purchased       shares
                                        Shares       under     conversion       under        assuming
                                     acquired in   Securities    of the       Securities    conversion
                                       Purchase     Purchase    Series C       Purchase    of Series D           Ownership
                                      Agreement,   Agreement,  Convertible    Agreement,   Convertible              of
                                        dated        dated      Notes on        dated        Notes on            Shares(2)
NAME AND ADDRESS OF                   August 31,    March 9,    April 19,     March 27,     April 19,    ---------------------------
BENEFICIAL OWNER                         1999         2000       2000(1)        2000         2000(1)     Shares(3)(4)  Percentage(5)
-----------------------------------  -----------   ----------  -----------  -------------  -----------   ------------  -------------
S. Robert Productions, LLC(9)......            0   $  250,000      99,010    $        0              0      426,082        4.9
   666 Dundee Road
   Suite 1901
   Northbrook, IL 60062

Cranshire Capital, L.P.(10)........            0    1,750,000     693,069     2,000,000        792,079      426,082        4.9
   c/o Downsview Capital, Inc.
   666 Dundee Road
   Suite 1901
   Northbrook, IL 60062

EP Opportunity Fund, L.L.C(11).....            0            0           0       469,000        185,743      427,635        4.9
   77 West Wacker Drive
   Chicago, IL 60601

EP Opportunity Fund
   International, Ltd.(12).........            0            0           0        31,000         12,277      224,158        2.7
   77 West Wacker Drive
   Chicago, IL 60601

The dotCom Fund, LLC(13)...........            0    1,250,000     495,050     2,000,000        792,079      416,815        4.9
   c/o Minamax, LLC
   666 Dundee Road
   Suite 1901
   Northbrook, IL 60062

EP.com Fund, LLC(14)...............            0      600,000     237,624       400,000        158,416      427,635        4.9
   77 West Wacker Drive
   Chicago, IL 60601

EP.com Fund International,
   Ltd.(15)........................            0      150,000      59,406             0              0      257,426        2.8
   77 West Wacker Drive
   Chicago, IL 60601

EURAM Cap Strat. "A" Fund
   Limited(16).....................            0            0           0       100,000         39,604      426,082        4.9
   c/o JMJ Capital, Inc.
   666 Dundee Road
   Suite 1901
   Northbrook, IL 60062

Parlux Fragrances(17)..............    1,512,406            0           0             0              0    1,512,406     18.2
   3725 S.W. 30th Avenue
   Ft. Lauderdale, FL 33312
                                       ---------   ----------   ---------    ----------      ---------    ---------     ----
         Total.....................    1,512,406   $4,000,000   1,584,159    $5,000,000      1,980,198    4,544,321
                                       =========   ==========   =========    ==========      =========    =========


                                       Number
                                         of
                                      Shares of
                                      Series C                       Ownership
                                         and                           After
                                      Series D    Number of             the
                                      Assuming      Shares          Offering(8)
NAME AND ADDRESS OF                  Conversion   Registered   ---------------------
BENEFICIAL OWNER                         (6)         (7)       Shares     Percentage
                                     ----------   ----------   -------    ----------
S. Robert Productions, LLC(9).......    99,010     198,020     138,695      1.6%
   666 Dundee Road
   Suite 1901
   Northbrook, IL 60062

Cranshire Capital, L.P.(10)......... 1,485,148   2,970,296     448,037       4.9
   c/o Downsview Capital, Inc.
   666 Dundee Road
   Suite 1901
   Northbrook, IL 60062

EP Opportunity Fund, L.L.C(11)......   185,743     371,486     208,405       2.3
   77 West Wacker Drive
   Chicago, IL 60601

EP Opportunity Fund
   International, Ltd.(12)..........    12,277      24,554           0         0
   77 West Wacker Drive
   Chicago, IL 60601

The dotCom Fund, LLC(13)............ 1,287,129   2,574,258     438,330       4.9
   c/o Minamax, LLC
   666 Dundee Road
   Suite 1901
   Northbrook, IL 60062

EP.com Fund, LLC(14)................   396,040     792,080     177,514       2.0
   77 West Wacker Drive
   Chicago, IL 60601

EP.com Fund International,
   Ltd.(15).........................    59,406     118,812           0         0
   77 West Wacker Drive
   Chicago, IL 60601

EURAM Cap Strat. "A" Fund
   Limited(16)......................    39,604      79,208           0         0
   c/o JMJ Capital, Inc.
   666 Dundee Road
   Suite 1901
   Northbrook, IL 60062

Parlux Fragrances(17)...............         0   1,512,406           0         0
   3725 S.W. 30th Avenue
   Ft. Lauderdale, FL 33312
                                      ---------  ---------   ---------   --------
         Total......................  3,564,357  8,641,120   1,367,511
                                      =========  =========   =========

-------------------
* Less than 1%.

(1) Assumes a conversion price of $2.525, determined as if conversion occurred on April 19, 2000 pursuant to the terms of the convertible notes.
(2) Under the Series C and D Convertible Notes, no selling shareholder can convert the Series C and D Convertible Notes to the extent such conversion would cause such selling shareholder's beneficial ownership of our common stock to exceed 4.9% of the outstanding shares of common stock.
(3) Total shares including shares acquired pursuant to the following agreements, taking into account contractual restrictions (i) Stock Purchase Agreement, dated August 31, 1999, with Parlux, (ii) Securities Purchase Agreement, dated April 28, 1997, for the Series A convertible notes, (iii) Securities Purchase Agreement, dated July 9, 1999, for the Series B convertible notes, (iv) Securities Purchase Agreement, dated March 9, 2000, for the Series C convertible notes, (v) Securities Purchase Agreement, dated March 27, 2000 for the Series D convertible notes, (vi) stock purchased in the open market or through prior private placements, and (vii) shares deemed to be beneficially owned as part of a control group.
(4) Due to the affiliation of Mr. Kopin, S. Robert Productions, LLC, Cranshire Capital, L.P. and EURAM Cap Strat. "A" Fund Limited are in the same control group. Due to the affiliation of Jeffrey Eisenberg, EP Opportunity Fund, L.L.C., EP Opportunity Fund International, Ltd., EP.com Fund L.L.C. and EP.com Fund International, Ltd. are in the same control group.
(5) Based on 8,299,623 shares issued and outstanding on April 19, 2000, and for each selling shareholder, if applicable, the shares of common stock issued upon conversion of such shareholder's Series A, B, C and D Convertible Notes, to the extent contractually permitted.
(6)  Assumes no contractual restriction on conversion.
(7) Includes 200% (due to contractual obligations) of the common stock issuable upon conversion of the Series C convertible notes and Series D convertible notes despite any conversion restrictions.
(8) Assumes sale of all of the shares beneficially owned by such selling shareholder and subsequent conversion of the remaining note at the April 19, 2000 conversion price, to the extent contractually permitted.
(9) S. Robert Productions, LLC is a limited liability company whose manager is Mitchell P. Kopin.
(10) Cranshire Capital, L.P. is a limited partnership whose general partner is Downsview Capital, Inc., a corporation whose president is Mitchell P. Kopin.
(11) EP Opportunity Fund, L.L.C. is a limited liability company whose manager is Eisenberg Partners, L.L.C., a limited liability company whose manager is Jeffrey Eisenberg.
(12) EP Opportunity Fund International, Ltd., is a foreign company whose investment manager is Eisenberg Partners, L.L.C. a limited liability company whose manager is Jeffrey Eisenberg.
(13) The dotCom Fund, LLC is a limited liability company whose manager is Minamax, LLC, a limited liability company whose manager is Mark Rice.
(14) EP.com Fund, L.L.C. is a limited liability company whose manager is Eisenberg Partners, L.L.C., a limited liability company whose manager is Jeffrey Eisenberg.
(15) EP.com Fund International, Ltd., is a foreign company whose investment manager is Eisenberg Partners, L.L.C., a limited liability company whose manager is Jeffrey Eisenberg.
(16) EURAM Cap Strat. "A" Fund Limited is a Cayman Island exempted company whose investment manager is JMJ Capital, Inc., a corporation whose president is Mitchell P. Kopin.
(17) Parlux Fragrances, Inc. is a public company engaged in the manufacture of fragrances. Ilia Lekach, our Chairman of the Board and Chief Executive Officer, and one of our principal shareholders, is the Chairman of the Board of Parlux. During the fiscal year ended January 29, 2000 we purchased approximately $30 million of merchandise from Parlux, representing approximately 21.6% of our total purchases. We believe that our purchases of merchandise from Parlux, were, except for credit terms, on terms no less favorable to us than could reasonably be obtained in arm's length transactions with independent third parties. On August 31, 1999 we entered into a stock purchase agreement with Parlux. The agreement calls for the transfer of 1,512,406 shares of our treasury stock to Parlux in consideration for a partial reduction of our outstanding trade indebtedness balance of approximately $4.5 million. The transfer price was based on a per share price of $2.98, which approximates 90% of the closing price on our common stock for the previous 20 business days. Pursuant to this agreement the parties entered into a registration rights agreement dated August 31, 1999, which grants Parlux demand registration rights.

                              PLAN OF DISTRIBUTION

GENERAL

         TRANSACTIONS. The selling shareholders may offer and sell their shares of common stock in one or more of the following transactions:

         o        on the Nasdaq National Market,

         o        in the over-the-counter market,

         o        in negotiated transactions, or

         o        in a combination of any of these transactions.

         PRICES. The selling shareholders may sell their shares of common stock at any of the following prices:

         o        fixed prices which may be changed,

         o        market prices prevailing at the time of sale,

         o        prices related to prevailing market prices, or

         o        negotiated prices.

         DIRECT SALES; AGENTS, DEALERS AND UNDERWRITERS. The selling shareholders may effect transactions by selling the shares of common stock in any of the following ways:

         o        directly to purchasers, or

         o to or through agents, dealers or underwriters designated from time to time.

         Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         SUPPLEMENTS. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

         STATE SECURITIES LAW. Under the securities laws of some states, the selling shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

         EXPENSES; INDEMNIFICATION. We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling shareholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the selling shareholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

                                  LEGAL MATTERS

         Greenberg Traurig, P.A., of Miami, Florida, has passed upon the validity of the issuance of our shares of common stock offered in this prospectus.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Perfumania, Inc. for the year ended January 30, 1999 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Perfumania's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You can also inspect reports and other information we file at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" some of the documents that we file with it into this prospectus, which means:

         o        incorporated documents are considered part of this prospectus;

         o we can disclose important information to you by referring you to those documents; and

         o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below, which were filed with the SEC under the Securities Exchange Act of 1934:

         o our annual report on Form 10-K for the fiscal year ended January 30, 1999;

         o our quarterly reports on Form 10-Q for the periods ended May 1, 1999, July 31, 1999 and October 30, 1999; and

         o our current reports on Form 8-K dated February 1, 2000 and April 4, 2000, as amended, each as subsequently amended.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus:

         o any reports filed under Sections 13(a) and (c) of the Securities Exchange Act;

         o definitive proxy or information statements filed under Section 14 of the Securities Exchange Act in connection with any subsequent stockholders' meetings; and

         o        any reports filed under Section 15(d) of the Securities
                  Exchange Act.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date. You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                                 Judy Hilsenrath
                               Investor Relations
                              E Com Ventures, Inc.
                              11701 N.W. 101st Road
                              Miami, Florida 33178
                                 (305) 889-1600

===============================================================================
-------------------------------------------------------------------------------

NO DEALER, SALES PERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                          PAGE

Prospectus Summary..........................................................1

Risk Factors................................................................2

Forward Looking Statements..................................................5

Use of Proceeds.............................................................5

Selling Shareholders........................................................6

Plan of Distribution........................................................8

Legal Matters...............................................................9

Experts.....................................................................9

Where You Can Find More Information.........................................9

-------------------------------------------------------------------------------
===============================================================================


===============================================================================
-------------------------------------------------------------------------------


                                4,918,007 SHARES



                              E COM VENTURES, INC.


                                  COMMON STOCK













                              -------------------

                                   PROSPECTUS

                              -------------------














                                 APRIL __, 2000


-------------------------------------------------------------------------------
===============================================================================

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

         The following table sets forth the costs and expenses (subject to future contingencies) incurred or expected to be incurred by the Registrant in connection with the offering. The Registrant has agreed to pay all the costs and expenses of this offering.

Securities and Exchange Commission Registration Fee...............    $  7,415
Accounting Fees and Expenses......................................      10,000
Legal Fees and Expenses...........................................      15,000
Printing Expenses.................................................       1,500
Miscellaneous.....................................................       1,085
                                                                     ---------
         Total....................................................    $ 35,000
                                                                     =========

---------------------
(1) The amounts set forth above, except for the SEC fee, are in each case estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Articles of Incorporation provide that the Registrant may indemnify its executive officers and directors to the fullest extent permitted by law whether now or hereafter.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 16. EXHIBITS

         The following exhibits are included as part of this Registration
Statement:

     EXHIBITS       DESCRIPTION
       5.1          Opinion of Greenberg Traurig, P.A.

      10.14 Stock Purchase Agreement, dated as of August 31, 1999 by and among Parlux Fragrances, Inc. and Perfumania, Inc.

      10.15 Securities Purchase Agreement, dated as of March 9, 2000, between the Registrant and the investors set forth therein

     EXHIBITS       DESCRIPTION
      10.16         Securities Purchase Agreement, dated as of March 27, 2000, between the Registrant and the investors set forth therein

      23.1 Consent of Greenberg Traurig, P.A. (contained in exhibit 5.1)

      23.2          Consent of PricewaterhouseCoopers LLP

      24.1          Power of Attorney (filed with the signature page)

ITEM 17. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                           (ii)     To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii)    To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 24th day of April, 2000.

                                 E COM VENTURES, INC.


                                  By: /s/ Ilia Lekach
                                     ------------------------------------------
                                          Ilia Lekach
                                          Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ilia Lekach and Donovan Chin, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including a Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                         TITLE                                 DATE
                ---------                                         -----                                 ----

/s/ Ilia Lekach                                 Chairman of the Board and Chief Executive          April 24, 2000
----------------------------------------        Officer (Principal Executive Officer)
Ilia Lekach


/s/ Jerome Falic                                President and Vice Chairman of the Board           April 24, 2000
----------------------------------------
Jerome Falic

/s/ Donovan Chin                                Chief Financial Officer and Director               April 24, 2000
----------------------------------------        (Principal Financial and Accounting
Donovan Chin                                    Officer)


/s/ Marc Finer                                  Director                                           April 24, 2000
----------------------------------------
Marc Finer


/s/ Robert Pliskin                              Director                                           April 24, 2000
----------------------------------------
Robert Pliskin

                                                Director
----------------------------------------
Carole Ann Taylor

/s/ Horatio Groisman, M.D.                      Director                                           April 24, 2000
----------------------------------------
Horatio Groisman, M.D.

/s/ Zalman Lakach                               Director                                           April 24, 2000
----------------------------------------
Zalman Lakach
